EXHIBIT 10.20

AI Operation Service Agreement

Party A: HEALTHPORT MEDICAL CONSULTING PTE. LTD.

Party B: Tianjin Youfei Digital Technology Group Co., Ltd.

This AI Operation Service Agreement (hereinafter referred to as "this Agreement") was signed by the following two parties on [March 6, 2022] in [Beijing]:

In a spirit of sincerity and goodwill, the two parties, with friendly consultations, voluntarily enter into this Agreement regarding Party B providing AI operation services to Party A.

Part One: Collaboration Matters

Party B will provide operational support and maintenance for the implementation of Party A's intelligent system products in mainland China. Party B shall provide the following operation services to Party A:

1.1 AI Environment Setup: Server setup and system deployment. Based on the initial infrastructure, AI specialists will quickly integrate this technology into the client's business.

1.2 Industry Knowledge Base: Standardized systems include mature industry knowledge, classification, industry business models, industry data models, industry success/failure cases, industry analysis reports, etc., to help enterprise customers quickly gain rich experience in the same field.

1.3 Product Enhancement: Professional model training personnel will continuously feed data for AI learning and training to make it more human-like.

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1.4 Data Optimization and Analysis: Professional data analysts will identify problems, analyze them, and devise related strategies in conjunction with the business. This helps track performance from a data perspective, enabling rapid iterations to achieve continuous results.

Part Two: Declarations and Guarantees

2.1 Both parties guarantee that they have obtained the approval of their respective corporate authorities for the signing and performance of this Agreement, and that the signing and performance of this Agreement do not violate their agreements with other third parties, laws, regulations, rules, and other regulatory documents.

2.2 Both parties jointly guarantee that, without the prior written permission of the other party, they shall not use the other party's name, trademark, service mark, or any part thereof without authorization.

2.3 Both parties jointly guarantee that, without the prior written permission of the other party, they shall not use the qualifications of the other party or the relevant intellectual property owned by the other party or its products.

Part Three: Rights and Obligations

3.1 Party A shall strictly adhere to the current and effective national policies, regulations, and other normative documents, including but not limited to the Civil Code of the People's Republic of China, the Telecommunications Regulations of the People's Republic of China, and the Measures for the Administration of Telecommunications Business Licenses.

3.2 In accordance with the terms of this Agreement, Party B will provide AI operation services to Party A. In return, Party A shall make timely payments to Party B for these services.

3.3 Under this Agreement, Party B will solely provide AI operation services to Party A. Party B will not intervene in any transactions with users, nor will it assume any related transaction responsibilities.

3.4 Party B is obligated to provide AI operation services to Party A as per the terms of this Agreement. Party B will also ensure the normal and stable operation of the system. During the effective period of this Agreement, Party B will provide necessary technical support services for system usage.

3.5 Technical Response and Fault Resolution: Party B shall make its best effort to respond promptly to issues reported by Party A. Both parties will collaborate in good faith and assist each other to ensure that Party A can resolve any faults as quickly as possible.

Part Four: Fee Settlement

4.1 Fee Structure The AI operation services provided by Party B include server procurement, server setup and deployment, application system installation and implementation, cold start for knowledge question-and-answer libraries and quality inspection libraries, AI product training, problem response and resolution, model optimization training, and end-to-end operation services, among others.

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4.2 AI Operation Service Fee The operation service fee is set at USD 2,000,000 per year. Costs for server procurement and related expenses shall be settled based on the actual amount incurred. Server procurement expenses will be settled at USD 75,000 per year for every 300 seats, and Party A shall confirm and review the average number of seats monthly for periodic settlements.

4.3 Reconciliation Method The payable amounts under this Agreement shall be reconciled on a quarterly basis. The data involved in the settlement will be based on mutually verified and confirmed data by both parties.

4.4 Payment of Fees Party A shall make payments to Party B or to a third-party account designated by Party B. After reconciliation as determined in Section 4.3 of this Agreement, Party B shall issue invoices to Party A in an equivalent amount. Party A shall make payment to Party B within 3 working days upon receiving the invoices issued by Party B.

Part Five: Confidentiality Obligations

5.1 In this Agreement, "Confidential Information" refers to any non-public information related to business or conduct that belongs to the disclosing party and is marked and agreed upon as "confidential," including, but not limited to, all business, financial, technical, and other information. Confidential Information encompasses not only written and other tangible information but also information conveyed orally, visually, electronically, or in any other intangible form. Confidential Information does not include the following: (a) information that has entered the public domain without violating this Agreement; (b) information legally obtained by the receiving party from a third party; (c) information that the receiving party can prove was known to it through legal means before receiving it from the disclosing party; (d) information that the receiving party can prove it independently developed. All terms in this Agreement shall be considered confidential information of each party and may not be disclosed to third parties without the written consent of the other party.

5.2 All parties agree that (a) they will not disclose or use the Confidential Information disclosed by the other party to any third party except as explicitly permitted in this Agreement, and (b) they will take all reasonable measures to safeguard the security of the Confidential Information of the other party that they own or control. In no event shall the means used to safeguard the Confidential Information of the other party have a lower degree of confidentiality than those used for information of similar importance that they themselves maintain.

5.3 All parties acknowledge that any unauthorized disclosure or use of Confidential Information, whether proven or likely to occur, would cause irreversible harm and losses to the disclosing party. In case of an actual or potential breach of Section 6 as stipulated in this Agreement, the disclosing party shall have the right to protect the Confidential Information and implement interim enforcement measures to prohibit its disclosure, without limiting any other legal remedies that the disclosing party may seek.

5.4 Except as provided above, all parties may disclose Confidential Information (a) to a court or other governmental agency that has jurisdiction or as required by applicable laws or regulations and related regulatory authorities, (b) on a "need to know" basis, in confidence, to its legal or accounting consultants.

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5.5 This confidentiality obligation shall remain effective after the expiration, early termination, or termination of this Agreement.

Part Six: Breach of Agreement Liability

6.1 If either party breaches this Agreement, the non-breaching party may, by written notice, request the breaching party to cease the breach within a specified time limit and to eliminate its impact. If the breaching party fails to cease the breach in a timely manner, the non-breaching party has the right to immediately terminate this Agreement.

6.2 Any breach by either party of its representations, commitments, warranties, or obligations under this Agreement that results in any litigation, disputes, claims, penalties, etc., being borne by the other party, the breaching party shall be responsible for resolving such matters, and if such breach causes losses to the other party, the breaching party shall be liable for compensation.

Part Seven: Anti-Commercial Bribery and Anti-Corruption Clause

7.1 The contracting parties under this Agreement undertake not to engage in, authorize, or allow any actions that would lead to violations of laws and regulations related to anti-commercial bribery. This obligation is particularly applicable to illegal payments to government officials, representatives of public authorities, or their affiliated entities, family members, or friends.

7.2 Each party to this Agreement guarantees that it will not offer, provide, or agree to provide gifts, money, or any other form of benefit to the employees, agents, or third parties representing the other party, nor will they accept or agree to accept such benefits from employees, agents, or third parties representing the other party. Contracting parties are also prohibited from accepting such benefits during the negotiation, signing, or implementation of this Agreement.

7.3 If either party becomes aware of any corrupt behavior during the negotiation, signing, or implementation of this Agreement, they shall promptly notify the other party. If any prohibited bribery actions under this Agreement are taken by a cooperating party, or if either party has reasonable grounds to believe that the cooperating party has engaged or is engaging in prohibited bribery actions as defined in this Agreement, that party has the right to immediately terminate this Agreement.

Part Eight: Miscellaneous

8.1 The parties agree that any disputes, controversies, or litigations arising from or related to this Agreement, as well as any disputes, controversies, or litigations related to the rights and obligations of the parties to this Agreement, may be brought before the People's Court having jurisdiction at the domicile of the plaintiff.

8.2 Assignment of Rights: Without the written consent of the other party, neither party may assign this Agreement in whole or in part, except in cases such as mergers or divisions.

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8.3 Applicable Law: This Agreement shall be interpreted and performed in accordance with relevant laws of the People's Republic of China.

8.4 During the term of this Agreement, in order to be able to deal with unexpected events effectively and promptly, all parties are required to provide information about their respective contact persons. If any party undergoes system upgrades, system failures, or changes in relevant personnel during the term of this Agreement, they must promptly notify other parties of the changes to the contact personnel.

8.5 No Agency Relationship: The parties to this Agreement are independent contracting parties and do not have the capacity or authority to assume or generate any obligations or responsibilities on behalf of the other party. This Agreement shall not be construed as creating or implying any partnership, agency, or joint venture relationship.

8.6 Severability: In any event that any provision of this Agreement is deemed unenforceable or invalid by a court, arbitration body, or relevant government agency, the other parts of this Agreement shall remain in full force and effect.

8.7 Entirety of Agreement: This Agreement constitutes the entire, exclusive agreement among the parties on the cooperation matters and supersedes all prior or contemporaneous agreements and communications (including written and oral) regarding such matters. Except for a provision explicitly agreed upon in writing by a party, any terms, conditions, or provisions that differ from or are outside of this Agreement, whether presented in any other letter or document, shall not be binding and may be expressly objected to by any party.

8.8 Amendment of the Agreement: Any changes, amendments, or modifications to the terms of this Agreement must be made in writing and stamped by the parties to be effective.

8.9 No amendment, change, or modification of this Agreement shall be valid unless it has been made in writing and stamped by the parties.

8.10 Force Majeure: Neither party shall be held responsible for the delay or non- performance of any obligations under this Agreement for any reasons that are beyond their reasonable control, including strikes, riots, civil unrest, fires, floods, hurricanes, explosions, natural disasters, war, government actions, earthquakes, or any other reasons beyond the reasonable control of either party.

8.11 Compliance with Laws: In performing their obligations under this Agreement, the parties agree to comply with all applicable laws, regulations, decrees, and ordinances, including but not limited to those related to intellectual property protection.

8.12 Third-Party Beneficiaries: All provisions and terms of this Agreement are intended to seek benefits for the parties to this Agreement only, and the parties have no intention to grant any rights to any third party or entity as third-party beneficiaries.

8.13 This Agreement shall become effective upon being signed and sealed by both Party A and Party B. This Agreement is made in duplicate, each party holding one, with each having equal legal effect.

8.14 This Agreement is valid for one year from the effective date of signing. If within 60 days before the expiration of the term, either party fails to send a written notice of termination to the other party, this Agreement shall be automatically renewed for an additional one year, and this extension may be repeated indefinitely. If the cooperation matters defined by this Agreement conflict with the regulations of national regulatory agencies, all parties may terminate this Agreement by notifying the other party in writing. If one party needs to terminate this Agreement for reasons other than those legally stipulated or agreed, they shall not be held liable for breach of contract, provided that they give the other party at least 30 days' notice.

(End of Document)

Party A: [Signature]

Party B: [Signature]

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